Exhibit 11(b)

 STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
 Calculation of Fully Diluted Earnings (Loss) Per Common Share

            (in thousands, except share data)

                       Three Months           Nine Months
                       Ended September 30,    Ended September 30,
                       1994       1993        1994       1993


Income (loss)
 after taxes and
 before cumulative
 effect of
 accounting change     $     8    $   (4,991) $  (2,714) $  (9,284)
Cumulative effect
 of accounting
 change                    --           --       (3,896)        --
Earnings (loss)        $     8    $   (4,991) $  (6,610) $  (9,284)


Average Number of
Shares of Common
Stock Outstanding       28,860        28,572      28,826     28,432


Average Number of
 Common Stock
 Equivalents:
  Effect of stock
  options outstanding
  after application
  of the treasury
  stock method             479         1,806         648      2,354
                        29,339        30,378      29,474     30,786


Fully Diluted
Earnings (Loss)
 Per Common Share:
 Before cumulative
  effect of
  accounting change    $    --    $     (.16) $   (.09)  $  (.30)
  Cumulative effect
   of accounting
   change                   --            --      (.13)        --
  Earnings (loss)
   per share           $    --    $     (.16) $   (.22)  $  (.30)